EXHIBIT 12.1

JOSEPH I. EMAS

ATTORNEY AT LAW

525 93 Street

Surfside, Florida 33154

 (305) 531-1174

jiemas@josephiemaspa.com

December 6, 2022

Zerify, Inc.

1090 King Georges Post Road, Suite 603

Edison, NJ  08837

Re: Form 1-A

Ladies and Gentlemen:

I am counsel for Zerify, Inc., a Wyoming corporation (the “Company”), in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 222,222,222 Units, (the “Units’) the 1,111,111,110 shares of its common stock, $0.0001 par value per share underlying the Units, 222.222,222 common stock purchase warrants underlying the Units (the “Warrants”) and the 222,222,222 shares of its common stock,$0.0001 par value per share issuable upon exercise of the Warrants, through a Regulation A Offering Statement on Form 1A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, I have reviewed and examined originals or copies identified to our satisfaction of the following:

(1)	Articles of Incorporation and amendments thereto, of the Company as filed with the Secretary of State of Wyoming (and the original State of Incorporation, New Jersey);

(2)	Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(3)	The Offering Statement and the offering circular which is a part thereto; and

(4)	The other exhibits of the Offering Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Surfside	Ottawa

1

Based upon the foregoing and in reliance thereon, it is my opinion that the 222,222,222  Units, the 1,111,111,110 shares of its common stock, $0.0001 par value per share underlying the Units, 222,222,222 common stock purchase warrants underlying the Units (the “Warrants”) and the 222,222,222  shares of its common stock, $0.0001 par value per share issuable upon exercise of the Warrants being offered by the Company under the Registration Statement, when sold, will be legally issued, fully paid and non-assessable pursuant to the laws of the State of Wyoming and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Offering Circular and consent to the reference to our firm under the caption “Experts” in the Offering Circular.

Sincerely,
/s/ Joseph I. Emas
Joseph I. Emas

Surfside	Ottawa

2